Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT effective as of the 12th day of December, 2011 (the “Effective Date”), by and between Asta Funding, Inc. a Delaware corporation (the “Company”), and A. L. Piccolo & Co. Inc., a New York corporation, whose business address is located at 350 West 50th Street, #6U, New York, New York 10019 (the “Consultant”).

W I T N E S S E T H:

WHEREAS, the Company desires to retain the services of the Consultant to perform certain business consulting services for the Company in addition to the services the Consultant provides to the Company as a member of its Board of Directors, and the Consultant desires to render such additional services;

NOW, THEREFORE, in consideration of the representations, warranties and mutual covenants set forth herein, the parties agree as follows:

1. Consulting Services. The Company hereby retains the Consultant to perform certain business consulting services for the Company (as more specifically described in Appendix A, hereto), all upon and subject to the terms and conditions hereinafter set forth.

2. Term. The term of this Agreement shall commence as of the Effective Date and shall continue in full force and effect for a period of two (2) years (the “Term”) and thereafter the Employee’s employment will be automatically renewed for additional one (1) year Terms, unless (i) the Consultant or the Company, by written notice to the other party hereto no later than 30 days prior to the expiration of a Term, elect not to renew this Agreement for the period following such Term or (ii) this Agreement is terminated at an earlier date pursuant to the provisions of Section 5, hereof.

3. Duties.

(a) The Consultant agrees that during the Term of this Agreement he shall provide consulting services to the Company (over and above the services the performs for the Company as a member of its Board of Directors) as described in Appendix “A” hereto.

(b) The parties to this Agreement acknowledge that, except as otherwise provided herein (i) the location(s) at which such services are performed and (ii) the date or dates during which such services are performed shall be subject to the discretion of the Consultant; provided, however, that the Consultant shall properly fulfill his obligations contemplated in this Agreement in a timely and efficient manner. In performing the services described hereunder, the Consultant shall be subject to the sole direction of, and shall report only to, the Company’s Chief Executive Officer.

4. Compensation and Expenses.

(a) Compensation. In consideration of the services to be rendered by the Consultant hereunder, the Company agrees to pay to the Consultant, and the Consultant agrees to accept as full compensation, a payment of (i) $150,000.00 per year (the “Compensation”), such payment being made in monthly installments on the last business day of the calendar months ending during the Term, (ii) $25,000.00 for each business transaction (including, but not limited to, debt or equity fundings or joint ventures), other than with respect to any transaction pending as of the Effective Date, engaged in by the Company with respect to which the Consultant provided significant services, such payments being made in lump sums within 30 days after the closing of such transactions; provided, however, that no payment shall be made for any such period or event during which Consultant at any time is or was in violation of any of the provisions of Sections 6 through 12, hereof, (iii) as of the Effective Date, the Consultant shall be granted each year during the Term of this Agreement, an option to purchase 30,000 shares of the Company’s common stock, par value $0.01 per share pursuant to the terms of an option agreement to be entered into by and between the Consultant and the Company, and (iv) a discretionary bonus based upon Consultant’s performance during each year of this Agremeent determined by the Chief Executive Officer of the Company in his sole and absolute discretion.

(b) Reimbursement of Expenses. The Consultant shall be reimbursed for reasonable and necessary expenses incurred by the Consultant in performing his services hereunder, provided that such expenses are adequately documented in accordance with the Company’s policies regarding reimbursement of expenses of its executive officers.

5. Termination of this Agreement.

(a) Termination for Cause or Voluntary Termination. The Company may, at any time and in its sole discretion, terminate this Agreement for Cause. The Consultant may also terminate this Agreement immediately upon giving written notice of such voluntary termination to the Company. Furthermore, this Agreement shall be terminated upon the Consultant’s death or the onset of the Consultant’s Disability.

(b) Definition of Cause. For purposes of this Agreement, “Cause” shall mean:

(i) embezzlement or any other offense by the Consultant involving misuse or misappropriation of money or other property of the Company;

(ii) subject to the provisions of Section 3(b) hereof, the Consultant’s failure or refusal to perform specific directives of the Company’s Chief Executive Officer or of any other appropriate officer of the Company, which directives are consistent with the scope and nature of services contemplated to be performed by the Consultant pursuant to this Agreement;

(iii) the Consultant’s commission of fraud against the Company;

(iv) the Consultant’s conviction of, or plead of no contest to, a felony; or

(v)	the breach by the Consultant of any of the terms of Sections 6 through 12 hereof.

(vi) any act of the Consultant which would materially impair the reputation of the Company.

(c) Definition of Disability. For purposes of this Agreement, “Disability” shall mean the Consultant’s physical or mental disability which prevents him from substantially performing his duties hereunder (with or without accommodation) for an indefinite period as determined by the written opinion of a physician selected in good faith by the Company.

(d) Payments Upon Termination; Waiver of Breach. Upon the termination of this Agreement pursuant to this Section 5, no compensation shall be paid to the Consultant other than a portion of the monthly installment of the Compensation to which he would have been entitled for the month during which such termination occurred. The actual amount paid for such month shall equal the monthly installment that would have been paid to the Consultant for such month had the Agreement not been terminated, multiplied by a fraction, the numerator being the number of days that had elapsed from the beginning of the month to the date of termination of the Agreement and the denominator being the total number of days contained in such month. No waiver of the Company of any act specified above by the Consultant or breach by him of his covenants under this Agreement shall be deemed to constitute a waiver of any future breach or act, whether or not such breach or act is of the same nature. If this Agreement is terminated pursuant to this Section 5, the Company shall have no further obligations to the Consultant hereunder after the date of such termination.

6. Additional Agreements and Covenants. The Consultant hereby agrees and covenants as follows:

(a) The Consultant acknowledges and agrees that (i) in the performance of his duties under this Agreement he will serve as an independent contractor to the Company, (ii) at no time will he be an employee, officer, agent or director of the Company and (iii) will not at any time represent himself to be an employee, officer, agent or director of the Company.

(b) The Consultant acknowledges that, in his capacity as an independent consultant to the Company, he has no power or authority to bind or otherwise obligate the Company to any agreement or contract of any nature. Therefore, he will at no time attempt to bind or obligate the Company with respect to any agreement, understanding or contract with any individual or entity, and will not represent himself to any individual or entity as having any power or authority to so bind or obligate the Company.

7. Proprietary Information.

(a) The Consultant agrees that all information, whether or not in writing, of a private, secret or confidential nature concerning the Company’s business, business relationships or financial affairs (collectively, “Proprietary Information”) is and shall be the exclusive property of the Company. By way of illustration, but not limitation, Proprietary Information may include inventions, products, processes, methods, techniques, formulas, compositions, compounds, projects, developments, plans, research data, clinical data, financial data, personnel data, computer programs or other software or code, customer and supplier lists, and contacts at or knowledge of customers or prospective customers of the Company. The Consultant agrees that he will not disclose any Proprietary Information to any person or entity other than the proper employees of the Company or use the same for any purposes (other than in the performance of his duties as an independent contractor to the Company) without written approval by an appropriate officer of the Company, either during or after the Term of this Agreement, unless and until such Proprietary Information has become public knowledge without fault of the Consultant.

(b) The Consultant agrees that all files, letters, memoranda, reports, records, data, sketches, drawings, laboratory notebooks, program listings, or other written, photographic, or other tangible material containing Proprietary Information, whether created by the Consultant or others, which came into the Consultant’s custody and possession as an independent contractor to the Company or which shall come into the Consultant’s custody or possession, shall be and are the exclusive property of the Company to be used by the Consultant only in the performance of the Consultant’s duties for the Company. All such materials or copies thereof and all tangible property of the Company in the Consultant’s custody or possession will not, at any time, be removed form the Company’s premises without prior written consent of an executive officer of the Company (except as reasonably necessary in the discharge of the Consultant’s duties hereunder) and shall be delivered to the Company upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, the Consultant shall not retain any such materials or copies thereof or any such tangible property.

(c) The Consultant also agrees that his obligation not to disclose or to use information and materials of the types set forth in Sections 7(a) and (b), and his obligation to return materials and tangible property, set forth in Section 7(b), also extend to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other persons who may have disclosed or entrusted the same to the Company or to the Consultant.

8. Developments.

(a) The Consultant agrees to make full and prompt disclosure to the Company of all inventions, improvements, discoveries, methods, developments, computer software (and programs and code) and works of authorship, whether not patentable or copyrightable, which were or are created, made, conceived or reduced to practice by the Consultant or under the Consultant’s direction or jointly with others during the term of this Agreement, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this letter as “Developments”).

(b) The Consultant also agrees to assign and, by executing this Agreement, the Consultant does hereby assign, to the Company (or to any person or entity designated by the Company) all of the Consultant’s rights, titles and interests, if any, in and to all Developments and all related patents, patent applications, copyrights and copyright applications. However, this Section 8(b) shall not apply to Developments which (i) do not relate to the present or planned business or research and development of the Company and (ii) are made and conceived by the Consultant: (A) at a time other than during normal working hours, (B) not on the Company’s premises and (C) not using the Company’s tools, devices, equipment or Proprietary Information. The Consultant understands that to the extent that the terms of this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in a consultant’s agreement to assign certain classes of inventions made by an independent contractor, this Section 8(b) shall be interpreted not to apply to any invention which a court rules and/or the Company agrees falls within such class or classes. The Consultant also agrees to waive all claims to moral and/or equitable rights in any Developments.

(c) The Consultant agrees to cooperate fully with the Company, both during and after the term of this Agreement, with respect to the procurement, maintenance and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Developments. The Consultant agrees that he will sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Development. The Consultant further agrees that if the Company is unable, after reasonable effort, to secure the Consultant’s signature on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the Consultant’s agent and attorney-in-fact, and the Consultant hereby irrevocably designates and appoints each executive officer of the Company as the Consultant’s agent and attorney-in-fact to execute any such papers on the Consultant’s behalf, and to take any and all actions as the Company may deem necessary or desirable, in order to protect its rights and interests in any Development, under the conditions described in this sentence.

9. Other Agreements. The Consultant hereby represents that he is not bound by the terms of any agreement with any employer or other person to refrain from performing his duties as set forth hereunder or from using or disclosing any trade secret or confidential or proprietary information in the course of the Consultant’s relationship with the Company or to refrain from competing, directly or indirectly, with the business of such employer or any other person. The Consultant further represents that his performance of all the terms set forth in this Agreement, and of all of the Consultant’s duties as an independent contractor to the Company, does not and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by the Consultant in confidence or in trust prior to the Consultant’s entering into this Agreement with the Company, and the Consultant will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any employer or others.

10. Certain Obligations. The Consultant acknowledges that the Company from time to time may have agreements with other persons, which impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Consultant agrees to be bound by all such obligations and restrictions which are made known to the Consultant and to take all action necessary to discharge the obligations of the Company under such agreements.

11. Non-Competition.

(a) During the Term of this Agreement and for a period of 6 months after the termination of this Agreement for any reason (such period hereinafter being referred to as the “Restricted Period”), the Consultant will not directly or indirectly:

(i) as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant, or in any other capacity whatsoever (other than as the direct or indirect passive holder of not more than five percent (5%) of the combined voting power of the outstanding stock of a publicly held company), develop, design, produce, market, sell or render (or assist any other person in developing, designing, producing, marketing, selling or rendering) products or services competitive with those developed, designed, produced, marketed, sold or rendered by the Company while the Consultant was an independent contractor to the Company; or

(ii) solicit, divert or take away, or attempt to divert or to take away, the business or patronage of any of the clients, customers or accounts, or prospective clients, customers or accounts, of the Company which were contacted, solicited or served by the Company while the Consultant was an independent contractor to the Company.

(b) If the Consultant violates any of the provisions of Section 11(a) of this Agreement, the Consultant shall continue to be bound by the restrictions set forth in such Section 11(a) until the later of (i) the end of the Restricted Period or (ii) the end a period of 6 months without any violation of such provisions.

12. Non-Solicitation.

(a) During the Term of this Agreement and, thereafter, during the Restricted Period, the Consultant will not directly or indirectly recruit, solicit or hire any employee of the Company, or induce or attempt to induce any employee of the Company to terminate his or her employment with, or otherwise cease his or her relationship with, the Company.

(b) If the Consultant violates the provisions of Section 12(a) of this Agreement, the Consultant shall continue to be bound by the restrictions set forth in such Section 12(a) until the later of (i) the end of the Restricted Period or (ii) the end of a period of 6 months without any violation of such provisions.

13. Indemnification by Consultant. Notwithstanding any other provision of this Agreement to the contrary, in the event the Consultant violates any provision of Sections 6 through 12 hereof at any time on or after the Effective Date of this Agreement, the Consultant shall indemnify the Company for any losses (including, but not limited to, the loss of future business), expenses, liabilities or costs (including, but not limited to, court costs and attorneys’ fees) directly or indirectly resulting from any such violation.

14. Enforcement of Company’s Rights. No delay or omission by the Company in exercising any of its rights set forth under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

15. Injunctive Relief. The restrictions set forth in this Agreement are necessary for the protection of the business and goodwill of the Company and are considered by the Consultant to be reasonable for such purpose. The Consultant agrees that any breach by the Consultant of any term set forth under this Agreement is likely to cause the Company substantial and irrevocable damage and, therefore, any such breach shall entitle the Company, in addition to any other legal remedies available to it, to apply to any court of competent jurisdiction to enjoin such breach or threatened breach or alleged breach or alleged threatened breach. The parties hereto understand and intend that each restriction set forth herein shall be construed as separable and divisible from every other restriction, and that the unenforceability, in whole or in part, of any other restriction, will not effect the enforceability of the remaining restrictions and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. The Consultant hereby acknowledges that he is fully cognizant of the restrictions imposed upon him pursuant to the terms of this Agreement.

16. Certain Rules of Construction.

(a) For purposes of Sections 6 through 12 of this Agreement, the term “Company” shall mean the Company and any and all subsidiaries, parents and affiliated corporations of the Company as may be in existence from time to time.

(b) The headings and subheadings set forth in this Agreement are inserted for the convenience of reference only and are to be ignored in any construction of the terms set forth herein.

(c) Wherever applicable, the neuter, feminine or masculine pronoun as used herein shall also include the masculine or feminine, as the case may be.

(d) The words “hereof,” “herein,” “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection, Section, Schedule, Appendix or Exhibit references are to this Agreement unless otherwise specified.

(e)	The term “including” is not limiting and means “including without limitation.”

(f) References in this Agreement to any statute or statutory provisions include a reference to such statute or statutory provisions as from time to time amended, modified, reenacted, extended, consolidated or replaced (whether before or after the date of this Agreement) and to any subordinate legislation made from time to time under such statute or statutory provision.

(g) References to this Agreement or to any other document include a reference to this Agreement or to such other document as varied, amended, modified, novated or supplemented from time to time.

(h) References to “writing” or “written” include any non-transient means of representing or copying words legibly, including by facsimile or electronic mail.

(i) References to “$” are to United States Dollars.

(j) References to “%” are to percent.

(k) As all parties to this Agreement have had the opportunity to review and suggest revisions to this Agreement, the standard rule providing that ambiguities will be resolved against the drafting party is hereby waived by the non-drafting party.

17. Notices. All notices, requests, demands or other communications hereunder shall be deemed to have been given if delivered in writing personally or by certified mail to each party at the address set forth below, or at such other address as each party may designate in writing to the other:

If to the Company:

Mr. Gary Stern, Chief Executive Officer

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, New Jersey 07632

If to the Consultant:

Mr. Louis A. Piccolo

A.L. Piccolo & Co., Inc.

350 West 50th Street, # 6U

New York, New York 10019

18. Entire Agreement. The terms of this Agreement supersede all prior agreements, written or oral, between the Consultant and the Company relating to the matters set forth under this Agreement. The terms of this Agreement may not be modified, changed or discharged in whole or in part, except by an agreement in writing signed by the Consultant and the Company.

19. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto. The Company may assign its obligations and rights set forth under this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of the Company. Furthermore, the Consultant expressly consents to be bound by the provisions of this Agreement for the benefit of the Company or any subsidiary or affiliate thereof to which the Company may assign its rights and/or obligations hereunder without the necessity that this Agreement be reexecuted at the time of such transfer. As this is a contract for personal services, the Consultant may not assign his obligations set forth hereunder to any person.

20. Severability. In the event that any one or more of the provisions of this Agreement shall be declared to be illegal or unenforceable under any law, rule or regulation of any government having jurisdiction over the parties hereto, such illegality or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement. As an example, but in no manner limiting the application, of the immediately preceding sentence, if any restriction set forth in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Governing Law. The terms of this Agreement are governed by and will be construed as a sealed instrument under and in accordance with the laws of the State of New Jersey without regard to its principles of conflicts of law. Except as provided in Section 15, hereof, in the event that either party is compelled to bring a claim related to this Agreement, to interpret or enforce the provisions of the Agreement, to recover damages as a result of a breach of the Agreement, or from any other cause (a “Claim”), such Claim must be processed in the manner set forth below:

(a) THE SOLE AND EXCLUSIVE METHOD TO RESOLVE ANY CLAIM IS ARBITRATION, AND EACH PARTY WAIVES THE RIGHT TO A JURY TRIAL OR COURT TRIAL. Neither party shall initiate or prosecute any lawsuit in any way related to any Claim covered by this Agreement.

(b) The arbitration shall be binding and conducted before a single arbitrator in accordance with the then-current JAMS Arbitration Rules and Procedures for Employment Disputes or the appropriate governing body, as modified by the terms and conditions of this paragraph. Venue for any arbitration pursuant to this Agreement will lie in New York, New York. The arbitrator will be selected by mutual agreement of the parties or, if the parties cannot agree, then by striking from a list of arbitrators supplied by JAMS or the appropriate governing body. The Company shall pay the arbitrator’s fees and arbitration costs (recognizing that each side bears the cost of its own deposition(s), witness, expert and attorneys’ fees and other expenses as and to the same extent as if the matter were being heard in a court of law). Upon the conclusion of the arbitration hearing, the arbitrator shall issue a written opinion revealing, however briefly, the essential findings and conclusions upon which the arbitrator’s award is based. The award of the arbitrator shall be final and binding. Judgment upon any award may be entered in any court having jurisdiction thereof.

23. Survival. All obligations of the parties to this Agreement to be performed hereunder after the date of the termination of this Agreement shall survive on and after such date until fully performed.

24. Referral Fees. Notwithstanding any other provision of this Agreement to the contrary, the Consultant may receive referral fees, investment banking fees, consultant fees, and other similar forms of compensation from third parties relating to any transaction engaged in by the Company, provided that the Consultant discloses in writing to the Board of Directors of the Company the particulars of such compensation prior to the Board of Directors voting on such transaction and Consultant shall abstain from any vote in which Consultant has any financial interest.

25. Counsel. Consultant has been advised to obtain its own separate and independent legal counsel in connection with the execution and delivery of this Agreement. Consultant acknowledges that Ted. D. Rosen, Esq. of Fox Rothschild, LLP has acted solely as counsel to the Company in connection with this Agremeent.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Asta Funding, Inc.

By:	/s/ Gary Stern
Name: Gary Stern
Title: Chief Executive Officer

A. L. Piccolo & Co., Inc.

By:	/s/ Louis Piccolo
Name: Louis Piccolo
Title: President

APPENDIX A

Scope of Duties

•Perform due diligence

•Analyze financial information

•Negotiate business terms

•Perform financial analysis

•Make introductions of potential new business opportunities

•Assist in setting up financial and management controls and systems

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